EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (the "Agreement"), made as of September 28, 2001 by and among Tyson Foods, Inc., a Delaware corporation (the "Company"), and Richard L. Bond, a resident of the State of South Dakota (the "Executive").

RECITALS

         The Company, through its wholly owned subsidiary, Lasso Acquisition Corporation, a Delaware corporation ("Lasso"), acquired IBP, inc., a Delaware corporation ("IBP"), in a transaction pursuant to the Agreement and Plan of Merger dated as of January 1, 2001 among IBP, the Company and Lasso, as modified by the Stipulation and Order dated June 27, 2001 among IBP, the Company and Lasso (the "Stipulation") (as modified by the Stipulation, the "Merger Agreement").

         Pursuant to the Merger Agreement, (i) the Company and Lasso completed a cash tender offer on August 3, 2001 in which Lasso acquired 50.1% of the outstanding shares of IBP and (ii) on September 28, 2001, IBP merged with and into Lasso, with Lasso being the surviving corporation and a wholly owned subsidiary of the Company.

         In order to induce Executive to serve as a Group President and Co-Chief Operating Officer of the Company during the Term (as defined in Section 2 below), the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

          It is therefore hereby agreed by and among the parties as follows:

          1.       Employment.

          1.1     Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term as a Group President and Co-Chief Operating Officer. In such capacity, Executive shall report to the Company's Chairman and Chief Executive Officer and shall have the powers, responsibilities and authorities as are assigned by the Company's Chairman and Chief Executive Officer.

          1.2      Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as a Group President and Co-Chief Operating Officer of the Company as of the date hereof and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the Company's Chairman and Chief Executive Officer shall from time to time delegate to him on such terms and time to time impose.

          1.3      Except as provided in Section 15 hereof, nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Company's Chairman and Chief Executive Officer, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any publicly traded entity, without the prior approval of the Company's Chairman and Chief Executive Officer) or from serving, subject to the prior approval of the Company's Chairman and Chief Executive Officer, as a member of boards of directors or as a trustee of any other corporation, association or entity. For purposes of the preceding sentence, any required approval shall not be unreasonably withheld.

          1.4      Notwithstanding the forgoing, Executive shall not be obligated to accept substantial increases to his responsibilities, i.e. those involving more than 20% of the Company's annual earnings before interest and taxes ("EBIT"), as determined by generally accepted accounting principles ("GAAP").

          2.       Term of Employment. Executive's term of employment under this Agreement shall commence as of the date hereof (the "Effective Date") and, subject to the terms hereof, shall terminate on such date (the "Termination Date") which is the earlier of (i) October 1, 2006 or (ii) the termination of Executive's employment pursuant to this Agreement (the period from the Effective Date until the Termination Date shall be the "Term"). The Termination Date (and the Term) shall automatically be extended for an additional year on October 1, 2006 and on each subsequent last day of the Company's fiscal year thereafter unless (a) Executive's employment has been terminated prior to such day, or (b) not later than 30 days prior to such day, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend further the Termination Date (and the Term).

          3.       Compensation.

          3.1     Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $900,000 per annum during the Term; provided, however, that commencing on September 29, 2002, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") shall, and each year thereafter shall, review the Executive's annual Base Salary for potential increase; however, Executive's right to annual increases shall not be unreasonably denied, and the Base Salary shall not be decreased at any time during the Term. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall constitute "Base Salary" hereunder.

          3.2      Annual Bonus. It is expressly understood and contemplated that Executive's bonus plan will be mutually agreed to by the parties hereto for the Company's fiscal year beginning September 30, 2001 and for each fiscal year thereafter during the Term. The annual bonus plan shall be driven by and proportionate to GAAP determined EBIT generated by Company business activities reporting to Executive.

          3.3      Stock Option Awards. As of the date of approval by the Compensation Committee, Executive shall receive an option to purchase 100,000 shares of Company Class A common stock at an exercise price equal to the market price of Company Class A common stock on the date of the grant; the other terms and conditions of such award shall be governed by the terms of a stock option award agreement in a form substantially similar to that presently used by the Company. On the first business day of each of the Company's 2003, 2004, 2005 and 2006 fiscal years (in each case so long as the Termination Date has not occurred), the Company shall award Executive an additional option to acquire 60,000 shares of Company Class A common stock at an exercise price equal to the market price of Company Class A common stock on the date of the grant; the other terms and conditions of such awards shall be governed by the terms of a stock option award agreement in a form substantially similar to that then used by the Company. The options awarded pursuant to this Section 3.3 shall be for a term of ten (10) years and shall vest in one-quarter increments beginning on the second anniversary of the date of the award and annually thereafter until fully vested.

          3.4      Restricted Stock/Stock Awards.

          (a)      Company Restricted Stock. As of the date of approval by the Compensation Committee, Executive shall receive an award of 100,000 shares of restricted Company Class A common stock (less any shares withheld to satisfy applicable tax withholding requirements) pursuant to a restricted stock award agreement in a form substantially similar to that presently used by the Company, as follows:

          (i)     50,000 shares of such restricted stock shall be immediately vested and unrestricted; and

          (ii)     50,000 shares of such restricted stock shall vest in equal increments over five years beginning on the first anniversary date of the award.

In addition, beginning September 29, 2002, Executive shall be eligible to participate in any restricted stock plan or program maintained by the Company and generally made available to other senior executives of the Company on terms comparable to those applicable to such other senior executives.

          (b)      Phantom Stock. As of the date of approval by the Compensation Committee, Executive shall receive a credit of 50,000 shares of "phantom" Company Class A common stock toward a non-qualified deferred compensation arrangement for the benefit of Executive.

          3.5      Deferred Compensation. The Company shall pay Executive (or his estate or legal representative, if applicable) $2,000,000 (plus accrued interest at the rate of 6.75% per annum from the Effective Date until the date of payment) on the first business day of the next Company fiscal year after the Termination Date. Nothing contained in this Section 3.5 and no action taken pursuant to the provisions of this section shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive, his designated beneficiary or any other person. Any funds which may be invested under the provisions of this Section 3.5 or earmarked to pay the deferred compensation hereunder shall continue for all purposes to be a part of the general funds of the Company and no person (including Executive) other than the Company shall by virtue of the provisions of this Section 3.5 have any interest in such funds nor have any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company. The right of the Executive or any other persons to the payment of deferred compensation or other benefits under this Section 3.5 shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

          3.6      Perquisites. During the Term, the Company shall provide Executive with the following:

          (a)      Reimbursement for annual country club dues incurred by Executive during the Term consistent with the past practices of Executive at IBP;

          (b)      Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be consistent with the past practices at IBP;

          (c)      Company provided split dollar life insurance with a face amount of no less than $5,000,000, in a form similar to that provided by the Company to its other senior executive officers;

          (d)      Personal use of the Company-owned aircraft; provided, however, that Executive's personal use of the Company-owned aircraft shall not interfere with Company use of the Company-owned aircraft. The Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection with his personal use of the Company-owned aircraft; and

          (e)      Reimbursement from the Company during the Term for costs incurred by Executive for tax and estate planning advice from an entity recommended by the Company.

          3.7      Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company other than plans or programs related to (i) Company options; provided, however, that the limitation in this clause (i) shall not apply in any Company fiscal year beginning after October 1, 2006 and (ii) restricted stock; provided, however, that the limitation in this clause (ii) shall not apply in any Company fiscal year beginning after September 28, 2002 .

          3.8      Previously Earned Compensation. For compensation earned by Executive for services rendered by Executive to IBP prior to the Effective Date, Tyson shall pay or cause IBP to pay to Executive compensation to include, but not limited to, the following:

          (a)      Stock Options. During the Term, all options to purchase IBP common stock (as converted to options to purchase Tyson common stock using the Exchange Ratio (as that term is defined in the Merger Agreement)) held by Executive on the Effective Date shall be fully exercisable by Executive in accordance with their terms

          (b)       Restricted Stock. On March 1, 2002, Executive's restricted stock grants under the IBP 1996 Officer Long-Term Stock Plan in the amount of 46,715.39 shares of IBP stock (as converted to Company Class A common stock using the Exchange Ratio) shall accelerate and vest. Such shares, as adjusted for reinvested dividends, shall be delivered by the Company to Executive, it being understood that Executive shall maintain his current right to roll such shares into the IBP Retirement Income Plan ("RIP") (or any successor thereof) so long as such right exists for IBP Retirement Income Plan participants generally.

          (c)      IBP Retirement Income Plan. During the Term, Executive's account under the RIP (or any successor thereof) shall continue to be adjusted for investment earnings as provided therein, as well as for additional contributions made by Executive while Executive is an employee of the Company. Upon Executive's retirement as an employee, Executive's RIP account shall be paid by the Company to Executive in accordance with the provisions of the RIP and Executive's elections thereunder.

          (d)      2001 Bonus. Not later than sixty (60) days after the Effective Date, the Company shall cause IBP to pay Executive the bonus earned by Executive for services rendered by Executive to IBP for the period beginning January 1, 2001 and ending on September 29, 2001 in the amount determined under IBP's annual bonus program for 2001 as approved by IBP shareholders at a shareholder meeting held on May

31, 2001, based on actual performance during the period beginning on January 1, 2001 and ending on September 29, 2001.

          4.      Retirement; Senior Executive Employment Agreement. Executive may at any time after October 1, 2006 and in Executive's sole discretion, elect to retire as an employee of the Company and upon such retirement, Executive shall provide advisory services to the Company under the terms and conditions contained in the Senior Executive Employment Agreement attached hereto as Exhibit A, and shall be paid by the Company the compensation and benefits described therein. In any event, the Company shall enter into said Senior Executive Employment Agreement with Executive on the earlier of (i) the date of Executive's Permanent Disability, (ii) Executive's death (in which event, the Senior Executive Employment Agreement shall become effective, and the benefits thereunder shall become available, upon the Executive's death), or (iii) such date on or after October 1, 2006 on which the Termination Date occurs, unless Executive has been terminated for Cause.

          5.        Employee Benefits.

          5.1      Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives. Executive shall receive credit for past service with IBP for purposes of determining benefits pursuant to the Company's benefit plans and other Company policies.

          5.2      Vacation and Fringe Benefits. Executive shall be entitled to no less than twenty (20) business days paid vacation in each calendar year (or such greater time as Company policy permits a person of his employment seniority), which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company, commensurate with his position with the Company.

          6.        Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company's policy).

          7.        Termination of Employment.

          7.1      Termination by the Company Not for Cause or by Executive for Good Reason.

          (a)       The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated prior to the Termination Date, as that date may be extended from time to time under the terms of Section 2 hereof, (i) by the Company (other than for Cause (as defined in Section 7.2 (c) hereof) or by reason of Executive's death or Permanent Disability (as defined in Section 7.2(d) hereof)), or (ii) by the Executive for Good Reason (as defined in Section 7.1(c) hereof) prior to the Termination Date, Executive shall receive the following items and payments:

          (i)     An amount (the "Termination Amount") in lieu of any bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation, which Termination Amount shall be payable in a single lump sum within thirty (30) days following the date of such termination. The Termination Amount shall consist of an amount equal to the sum of (x) three (3) times Executive's Base Salary for the fiscal year immediately preceding the year in which such termination occurs plus (y) three (3) times Executive's Bonus for the fiscal year immediately preceding the year in which such termination occurs;

          (ii)    Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and to Base Salary earned but not yet paid (the "Compensation Payment");

          (iii)    Any then unvested restricted stock and/or time-vesting stock option awards previously granted to Executive by the Company, including, without limitation, those grants set forth in Section 3.4 hereof, shall become immediately one-hundred percent vested. Any portion of a time-vesting stock option award accelerated pursuant to this Section 7.1(a) shall be exercisable pursuant to the terms of the stock option plan and the stock option award agreement applicable to such award;

            (iv)     The amounts set forth in Section 3.5 of this Agreement;

            (v)    Any amounts or items not previously paid to Executive under Section 3.8 hereof; and

            (vi)    Any other benefits due to Executive pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees.

          (b)      The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

          (c)      For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

            (i)    Any material breach by the Company of this Agreement, including any material reduction by the Company of Executive's, title, duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason); or

            (ii)    A reduction by the Company in Executive's Base Salary, other than a reduction which is part of a general salary reduction program affecting senior executives of the Company generally; or

 (iii)    Any change by the Company of the Executive's place of employment to a location more than fifty (50) miles from the Company's headquarters.

          7.2      Discharge for Cause; Voluntary Termination by Executive; Termination Because of Death or Permanent Disability.

          (a)      The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated prior to the Termination Date (i) by the Company for Cause, or (ii) by Executive other than (A) for Good Reason or (B) as a result of the Executive's Permanent Disability or death, Executive shall only be entitled to receive the Compensation Payment and the Vacation Payment. Executive shall not be entitled, among other things, to the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs, but shall be entitled to the payment of any unpaid bonus earned with respect to any prior fiscal year. After the termination of Executive's employment under this Section 7.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

          (b)      If Executive's employment is terminated as a result of Executive's Permanent Disability or death:

            (i)          Executive, Executive's estate or Executive's legal representative (as applicable) and the Company shall enter into the Senior Executive Employment Agreement referred to in Section 4 hereof;

            (ii)          Executive shall be entitled to receive the annual bonus described in Section 3.2 hereof prorated to the date of Executive's Permanent Disability or death;

            (iii)          Any then unvested restricted stock and/or time-vesting stock option awards previously granted to Executive by the Company, including, without limitation, those grants set forth in Sections 3.3 and 3.4 hereof, shall become immediately one-hundred percent vested; provided, however that in the event of Executive's death the option awards shall promptly thereafter terminate in accordance with Paragraph 4 of the Senior Executive Employment Agreement referred to hereinabove;

            (iv)   The Executive shall receive the amounts set forth in Section 3.5 of this Agreement;

            (v)    The Executive shall receive any amounts or items not previously paid to Executive under Section 3.8 hereof; and

            (vi)    The Executive shall receive any other benefits due to Executive pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees

          (c)      As used herein, the term "Cause" shall be limited to (i) willful malfeasance, willful misconduct or gross negligence by Executive in connection with his employment, (ii) willful and continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Company's Board of Directors (the "Board"), after notice of any such refusal to perform such duties or direction was given to Executive and Executive is provided a reasonable opportunity to cure such deficiency, (iii) any material breach of the provisions of Section 15 of this Agreement by Executive or any other material breach of this Agreement by Executive after notice of any such breach and an opportunity to cure such breach or (iv) the conviction of Executive of any (A) felony or (B) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 7.2 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting of the Board called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

          (d)      For purposes of this Agreement "Permanent Disability" shall have the same meaning ascribed thereto in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof.

          7.3      Gross-Up Payment. In the event it is determined that any payment by the Company under this Agreement or otherwise (but determined without regard to any additional payment required by this Section 7.3 to or for the benefit of Executive (a "Payment")) would be subject to the excise tax (including interest and penalties) imposed by Section 4999 of the Internal Revenue Code (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to an additional payment (a "Gross-Up Payment") but only if the Excise Tax becomes payable in connection with the change in control contemplated by the Merger Agreement. The Gross-Up Payment shall be in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations under this Section shall be made by the Company's public accounting firm (with the fees thereof borne by the Company) and any Gross-Up Payment shall be made to Executive within five (5) business days after such final computation.

          8.        Relocation Assistance. In the event the Company shall require Executive to relocate his principal office more than fifty (50) miles from the location of his principal residence as of the Effective Date, the Company shall, in addition to cost reimbursement in accordance with the Company's relocation policy, in its sole discretion, either (a) purchase Executive's principal residence at its then fair market value, as determined by an independent appraiser designated by the Company, or (b) reimburse Executive for the excess, if any, of Executive's original cost for his principal residence over the sale price received by Executive upon the sale of his principal residence in connection with such relocation.

          9.        Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any Termination Amount otherwise payable to him.

          10.      Indemnification. Upon execution of this Agreement, the Company and Executive shall enter into an Indemnity Agreement in the form of Exhibit B attached hereto.

          11.      Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Tyson Foods, Inc.
2210 Oaklawn Drive
Springdale, Arkansas 72762-6999
FAX: (501) 290-4028
Attn: Chairman and Chief Executive Officer

with a copy to:	Tyson Foods, Inc.
2210 Oaklawn Drive
Springdale, Arkansas 72762-6999
FAX: (501) 290-4028
Attn: General Counsel

To Executive:	Richard L. Bond
326 West Sawgrass Trail
Dakota Dunes, South Dakota 57049

with a copy to:	Mike Sigal
Sidley, Austin, Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

          12.       Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement thereof; provided, however, that as soon as practicable after the execution of this Agreement, the Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in the negotiation and consummation of this Agreement up to a maximum of $5,000. In the event the Executive is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Company shall reimburse the Executive for all of Executive's reasonable attorneys' fees and expenses in preparing, investigating and pursuing such action.

          13.      Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business(es) of the Company.

          14.      Amendment. This Agreement may only be amended by written agreement of the parties hereto.

          15.      Nondisclosure of Confidential Information; Non-Competition; Non-Disparagement.

          (a)      Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the

Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 15(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

          (b)      During the Term and for one (1) year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in direct competition with any business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by the allowing Executive to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Company is unable to restrict the Executive from providing valuable information to such competing company to the harm of the Company.

          (c)     Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group. Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

          (d)      For purposes of this Section 15, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 15 shall be construed so as to preclude Executive from investing in any company pursuant to the provisions of Section 1.3 hereof.

          (e)      Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Executive agrees that any breach of the covenants contained in this Section 15 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

          16.      Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          17.      Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 15 hereunder shall remain in effect as long as is necessary to give effect thereto.

          18.      Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of South Dakota, without reference to rules relating to conflicts of law.

          19.      Effect on Prior Agreements. This Agreement contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties or any affiliate or predecessor of the Company (including IBP) and Executive with respect to Executive's employment, including but not limited to any severance arrangements (save and except solely those benefits under Executive's prior employment which are expressly preserved in Section 3.8 hereof). Under no circumstances shall Executive be entitled to any other severance payments or benefits of any kind, except for the payments and benefits described herein.

          20.      Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

          21.      Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TYSON FOODS, INC.

By: /s/ John Tyson
Name: John Tyson
Title: Chairman and Chief Executive Officer

/s/ Richard L. Bond
Richard L. Bond

          EXHIBIT "A"

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

          THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT dated ___________, 20____ (the "Effective Date") is by and between TYSON FOODS, INC., a corporation organized under the laws of Delaware (the "Company"), and Richard L. Bond ("Executive").

WITNESSETH:

          WHEREAS, following Executive's retirement from full time employment with the Company and/or one of its subsidiaries, the Company wishes to retain Executive's services and access to Executive's experience and knowledge; and

          WHEREAS, the Executive wishes to furnish advisory services to the Company upon the terms, provisions and conditions herein provided;

          NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.          The term of this Agreement (the "Term") shall begin on the Effective Date and end ten (10) years thereafter.

2.          During the Term, Executive will, upon reasonable request, provide advisory services to the Company as follows:

          (a)      Services hereunder shall be provided as an employee of the Company;

          (b)      Executive may be required to devote up to twenty (20) hours per month to the Company;

          (c)      Executive may perform advisory services hereunder at any location but may be required to be at the offices of the Company and/or it subsidiaries upon reasonable notice; and

          (d)      Executive shall not be obligated to render services under this Agreement during any period when he is disabled due to illness or injury.

3.          Beginning the Effective Date, the Company shall (i) pay Executive each year for five (5) years the sum of $______________ [an amount equal to sixty percent (60%) of Executive's Base Salary at the Termination Date under his Employment Agreement] per year, and for the next five (5) years the sum of $_____________ [an amount equal to thirty percent (30%) of Executive's Base Salary at the Termination Date under his Employment Agreement] per year, such sums to be payable as the parties may from time to time agree; (ii) provide Executive and his spouse with health insurance during the Term as generally available to Executive at the time of retirement, and (iii) permit Executive to continue all options to purchase Company stock existing on the date of this Agreement. In addition, the Company shall continue to provide Executive with the following perquisites in accordance with the Company's policies:

(a)      Reimbursement for annual country club dues incurred by Executive during the Term consistent with the past practices of Executive at IBP;

(b)      Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be consistent with past practices under Executive's Employment Agreement with the Company dated September 28, 2001;

(c)      Company provided split dollar life insurance with a face amount of no less than $5,000,000, in a form similar to that provided by the Company to its other senior executive officers;

(d)      Personal use of the Company-owned aircraft for the first five (5) years during the Term; provided, however, that Executive's personal use of the Company-owned aircraft shall not interfere with Company use of the Company-owned aircraft. The Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection with his personal use of the Company-owned aircraft; and

(e)      Reimbursement from the Company during the Term for costs incurred by Executive for tax and estate planning advice from an entity recommended by the Company.

In the event of the Executive's death, the compensation, perquisites and benefits described above shall continue to be paid to the Executive's spouse for the duration of the Term. In the event of death by both Executive and his spouse, all benefits under this Agreement shall cease.

4.          In the event of Executive's death, the Company will, upon written notice given within sixty (60) days of death by Executive's designated beneficiary, if any, or otherwise by the administrator of Executive's estate, terminate all Executive owned options to purchase Company common stock, whether or not then currently vested, in exchange for payment equal to the aggregate spread between the strike price and the market value of such stock at the close of business on the next business day succeeding Executive's death.

5.          While this Agreement is in effect and thereafter, the Executive shall not divulge to anyone, except in the regular course of the Company's business, any confidential or proprietary information regarding the Company's records, plans or any other aspects of the Company's business which it considers confidential or proprietary; provided, an insubstantial or inadvertent disclosure by Executive causing no material harm to Company is not deemed a breach of this provision.

6.           This Agreement shall terminate in the event Executive accepts employment from anyone deemed by the Company to be a competitor.

7.           The right of the Executive or any other beneficiary under this Agreement to receive payments may not be assigned, pledged or encumbered, except by will or by the laws of descent and distribution, without the permission of the Company which it may withhold in its sole and absolute discretion.

8.          This Agreement represents the complete agreement between the Company and Executive concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Executive and Company.

9.          It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TYSON FOODS, INC.

By: __________________________
Title: __________________________

__________________________
Richard L. Bond

          EXHIBIT "B"

INDEMNITY AGREEMENT

          THIS INDEMNITY AGREEMENT (the "Agreement") is made and entered into this 28th day of September, 2001, by and between TYSON FOODS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Tyson"), and Richard L. Bond (hereinafter referred to as the "Indemnitee").

RECITALS

          A.     Indemnitee currently serves as an officer of Tyson and Tyson wishes Indemnitee to continue in such capacity.

          B.    Indemnitee has indicated that he does not regard the indemnities available under Tyson's bylaws and available insurance, if any, as adequate to protect him against the risks associated with his service to Tyson. Indemnitee may not be willing to continue in office in the absence of the benefits afforded to Indemnitee under this Agreement; however, Indemnitee is willing, under certain circumstances, to continue in such capacity.

          C.     As a condition to the Indemnitee's willingness to continue to serve in such capacity, Tyson has agreed to indemnify and hold the Indemnitee harmless from and against certain claims, demands, damages, actions, causes of action, liabilities, losses and expenses, as described herein.

          D.     The parties wish to document their understandings regarding such indemnification rights and obligations, as hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises recited and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Tyson, the parties hereby agree as follows:

          1.     Indemnification for Losses. Tyson hereby agrees to discharge, indemnify and hold the Indemnitee (and, if applicable, the Indemnitee's executors or administrators) (hereinafter referred to individually as a "Covered Indemnitee and collectively as the "Covered Indemnitees") harmless from and against any and all past, present and future claims, demands, damages, actions, causes of action, liabilities, losses, costs and expenses (including, but not limited to, court costs, judgments, fines and taxes) of whatever kind or nature, in law, equity or otherwise, which may arise or be incurred in connection with investigating, preparing and defending against any actions, proceedings, or suits of any kind or nature whatsoever, whether civil, criminal, administrative or investigative (whether commenced or threatened), in any way relating to any claim, allegation or assertion made against the Indemnitee because of any act or omission or neglect or breach of duty, including any error or misstatement or misleading statement, which the Indemnitee allegedly commits or suffers in the Indemnitee's capacity or capacities for Tyson (collectively, such claims, demands, damages, actions, causes of action, liabilities, losses, costs and expenses are referred to hereafter as "Losses"). For purposes of this Agreement, Losses shall not include reasonable attorneys' fees and related expenses, which fees and expenses are separately addressed in Paragraph 5 below.

          2.     Indemnification Limitations. The indemnification obligations of Tyson under Paragraph 1 shall not apply to Losses:

          (a)       for which payment is actually made to the Indemnitee under a valid and collectible insurance policy or bond, except in respect of any excess beyond the amount of payment under such insurance policy or bond;

          (b)       for which the Indemnitee is entitled to indemnity and/or payment by reason of having given timely notice of any circumstance which might give rise to a claim under any insurance policy or bond, although the terms of which expired prior to the date of this Agreement;

          (c)       for which the Indemnitee is indemnified by Tyson otherwise than pursuant to this Agreement;

          (d)      based upon or attributable to the Indemnitee gaining in fact any remuneration, personal profit or advantage to which he was not legally entitled;

          (e)      for an accounting of profits made from the purchase or sale by the Indemnitee of securities of Tyson within the meaning of Section 16 (b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

          (f)      brought about or contributed to by the dishonesty of Indemnitee; however, notwithstanding the foregoing, Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that he committed acts of active and deliberate dishonesty with actual dishonest purpose and intent which were material to the cause of action so adjudicated;

          (g)      if a final decision by a court having jurisdiction in the matter shall determine that such payment is not lawful; or

          (h)       for which the Indemnitee is finally judicially determined on the merits to have caused through the bad faith or dishonest of the Indemnitee; provided such bad faith or dishonesty was material to the cause of action so adjudicated.

          3.    Inapplicability of Indemnity. In the event that the indemnification otherwise available to a Covered Indemnitee is not valid or enforceable under applicable law, then any Loss suffered by such Covered Indemnitee which would otherwise be subject to Indemnification under this Agreement shall be funded and paid or reimbursed to the Covered Person by Tyson (a) in such proportion as is appropriate to reflect the relative benefits to Tyson, on the one hand, and the Indemnitee, on the other, with respect to the matter in question; or (b) if, but only if, the allocation provided by clause (a) of this Paragraph 3 is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a), but also the relative fault of Tyson, on the one hand, and the Indemnitee, on the other, as well as any other equitable considerations.

          4.     Indemnification Procedures. Losses shall be indemnified by Tyson only as a result of a settlement, final judgment or decree incurred in accordance with the following procedures:

          (a)       If any action, proceeding or suit shall be brought or asserted against a Covered Indemnitee in respect of which indemnity may be sought under this Agreement, the Covered Indemnitee shall promptly notify Tyson in writing, and Tyson will have the right at its option promptly to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Covered Indemnitee and the payment of all expenses. Any Covered Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of separate counsel shall be for the account of the Covered Indemnitee unless (a) the employment thereof has been specifically authorized by Tyson in writing; (b) Tyson has failed within a reasonable time to assume the defense and employed counsel; or (c) the Covered Indemnitee shall have been advised by counsel that representation of the Covered Indemnitee and Tyson by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests among them.

          (b)       Tyson shall not be liable for any settlement of any action, proceeding or suit effected without the written consent of Tyson or for any final judgment or decree entered in any such action, proceeding or suit if the Covered Indemnitee fails to provide Tyson promptly with written notice of the assertion of the action, proceeding or suit in the manner contemplated by subparagraph (a) above. If the action, proceeding or suit is settled with Tyson's written consent, or if there is a final judgment or decree for the plaintiff in any such action, proceeding or suit by a court of competent jurisdiction and the time to appeal shall have been denied and Tyson was provided with prompt written notice of the assertion of the action, proceeding or suit, Tyson agrees to indemnify and hold harmless the Covered Indemnitee from and against any Losses incurred by reason of the settlement, judgment or decree.

          5.    Indemnification of Legal Expenses. In the event that a Covered Indemnitee employs separate counsel pursuant to Paragraph 4(a) above, Tyson shall advance to the Covered Indemnitee, prior to any final disposition of any pending action, proceeding or suit, whether civil, criminal, administrative or investigative, any and all reasonable attorneys' fees and expenses incurred in preparing, investigating and defending any such action, proceeding or suit within thirty (30) days after receiving copies of invoices presented to the Covered Indemnitee for such expenses. The Covered Indemnitee shall reimburse Tyson for all such advances only if and to the extent that a final decision by a court of competent jurisdiction has determined that it was unlawful for the Covered Indemnitee to be indemnified for such fees and expenses.

          6.     Subrogation. In the event Tyson makes any payments pursuant to the terms of this Agreement, Tyson shall be subrogated to the extent of such payments to all of the rights of recovery of the Covered Indemnitee. A Covered Indemnitee shall execute all documents necessary and provide such other cooperation as is necessary to preserve such rights of recovery, including the execution of such documents necessary to enable Tyson effectively to bring suit to enforce such rights.

          7.     Inducement. Tyson expressly confirms that it has entered into this Agreement and assumed the obligations hereunder to induce the Indemnitee to continue serving as an officer of Tyson and acknowledges that the Indemnitee is relying upon the benefits provided by this Agreement in continuing in such capacity. In the event the Indemnitee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Tyson shall reimburse the Indemnitee for all of Indemnitee's reasonable attorneys' fees and expenses in preparing, investigating and pursuing such action.

          8.     Continuation. All obligations of Tyson hereunder shall continue during the period which Indemnitee serves as an officer of Tyson and shall continue following the expiration or termination of such capacity so long as the Indemnitee shall be subject to any possible action, proceeding or suit of any kind or nature whatsoever, whether civil, criminal, administrative or investigative relating to the Indemnitees capacity as an officer of Tyson.

          9.     Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the assigns, successors and legal representatives of Tyson and to the executors or administrators of the Indemnitee. This Agreement may not be assigned by the Indemnitee except pursuant to the laws of descent and distribution.

          10.      No Waiver. No waiver by a party of any right under this Agreement shall be given effect except by a written instrument signed by the party waiving the right. A written waiver given by any party waiving that party's right to enforce any provision under this Agreement in any particular circumstance shall not operate as a waiver of that provision in any other circumstance or of any other provisions of this Agreement. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof.

          11.      Entire Agreement. The parties agree that the provisions of this Agreement supersede any other arrangement, whether written or oral, previously agreed to between the parties concerning the subject matter of this Agreement.

          12.      Severability. The parties agree that in the event a court of competent jurisdiction holds that any part of this Agreement is invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect as if the provisions held invalid or unenforceable were never a part hereof.

          13.      Amendment, Modification and Termination. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the parties hereto. This Agreement may be terminated by Tyson at any time upon giving the Indemnitee thirty (30) days prior written notice.

          14.      Governing Law. The validity, construction and operation of this Agreement shall be governed by the laws of the State of Delaware.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TYSON FOODS, INC.

By: _______________________
Name: John Tyson
Title: Chairman and Chief Executive Officer

INDEMNITEE

________________________
Richard L. Bond